EXHIBIT 10.01

CAMOFI Letter Agreement

December 21, 2007

Las Vegas Gaming, Inc.
4000 W. Ali Baba Lane
Las Vegas, Nevada  89118

Attn:      Jon D. Berkley, Chief Executive Officer
               Bruce Shepard, Chief Financial Officer

Gentlemen:

Reference is hereby made to (i) the Senior Secured Convertible Note due January 1, 2009 (as amended, the “Note”) in the aggregate principle amount of $5,250,000 made by Las Vegas Gaming, Inc. (the “Company”) in favor of CAMOFI Master LDC (“CAMOFI”), (ii) the Registration Rights Agreement (the “Registration Rights Agreement”) dated as of March 31, 2006, as amended, between the Company and CAMOFI, and (iii) the additional transactions documents related thereto (as amended, the “Transaction Documents”).  In consideration of CAMOFI agreeing to defer certain payments, the Company and CAMOFI hereby agree as follows:

1.
The “Commitment Fee” payments due on January 1, 2008 of $256,250 as well as the "Commitment Fee" payments due on April 1, 2008 and July 1, 2008 of $131,250 and $131,250, respectively, shall all be payable on July 1, 2008.

2.	The definition of “Monthly Redemption Date” in the Note shall be deleted and such amounts shall be due and payable at maturity.

3.	The percentages set forth in Section 2(a) and Section 2(b) of the Note shall each be replaced by 120%.

4.	Section 5(b) in the Note is hereby deleted in its entirety and replaced by the following new Section 5(b):

b.      Automatic Conversion.  This Note shall not be subject to automatic conversion upon the completion of a Qualified Financing.  The portion of the Note not converted by the Holder at its option shall be subject to the provisions of Section 2(b) hereof.

5.
“Registrable Securities” as such term is defined in the Registrations Rights Agreement shall be amended to include the shares of Common Stock granted to CAMOFI pursuant hereto.  The “Filing Date” and “Effectiveness Date” as such terms are defined in the Registration Rights Agreement shall be amended to (i) the earlier of the closing of Qualified Financing and September 30, 2008 and (ii) 120 days subsequent to the Filing Date, respectively.

6.	Subparagraphs (i) shall be added to Section 8 of the Notes: “(i) expend in excess of $460,000 in any one month in regard to its corporate burn.”

7.
In consideration for agreeing to the modifications of the terms of the Notes and the Registration Rights Agreement pursuant hereto, CAMOFI shall receive an additional 300,000 shares of Common Stock of the Company, which shares of Common Stock shall be recovered by the terms of the Registration Rights Agreement.

8.	As a condition to closing, the Company shall deliver to CAMOFI the documents from the Nevada Gaming Authority related to their recent decision to approve AdVision and PlayerVision TV.

If this letter is accordance with your understanding, please sign your name in the space provided below.

Very truly yours,

/s/ Jeffrey M. Haas
Jeffrey M. Haas
Portfolio Manager

ACCEPTED AND AGREED TO:

Las Vegas Gaming, Inc.

By: /s/ Bruce A. Shepard
             Name:
Title: